Exhibit 99
CONVERGYS NEWS RELEASE

Convergys Reports Second Quarter Results

(Cincinnati; August 8, 2017) -- Convergys Corporation (NYSE: CVG), a global leader in customer experience outsourcing, today announced its financial results for the second quarter of 2017.

Second Quarter Summary

•	Revenue of $687 million, down 1 percent as reported and a slight increase on a constant currency basis compared with prior year, including a 6 percent contribution from the buw acquisition;

•	GAAP operating income was $49 million, up 5 percent compared with prior year; adjusted operating income was $58 million, the same as prior year;

•	GAAP net income was $40 million, up 20 percent compared with prior year; adjusted net income was $46 million, up 11 percent compared with prior year;

•	Adjusted EBITDA was $86 million, the same as prior year;

•	GAAP EPS of $0.40, compared with $0.32 in prior year; adjusted EPS of $0.46, compared with $0.41 in prior year;

•	Operating cash flow of $90 million, adjusted free cash flow of $72 million;

•	$31 million capital returned to shareholders via share repurchase and dividend;

•	Updated 2017 outlook includes revenue decrease, margin expansion, and EPS growth.

“We generated revenue, earnings and cash flow consistent with our expectations and experienced strong new business signings,” said Andrea Ayers, President, and CEO. “Our operating team is providing quality global delivery while generating solid profitability in the face of significant volume volatility. Based on our visibility into the second half including call volume fluctuations with our largest communications clients we are revising our revenue expectations for the year. Our profit expectations have improved due to strong cost management actions and solid performance year-to-date, and we now expect higher EBITDA margin with EPS at the upper end of our prior guidance range.”

Ayers continued, “A strong balance sheet and ample cash flow generation allow us to invest in the business while returning cash to investors. In the second quarter, we paid a $9 million dividend and repurchased $22 million of our stock.”

Second Quarter Results

Revenue - Revenue was $687 million including $7 million adverse foreign currency impacts, a decrease of 1 percent as reported and a slight increase on a constant currency basis, compared with $692 million in the same period last year. Second-quarter revenue includes $42 million, an increase of 6 percent, from the acquired buw operations.

Operating Income - GAAP operating income was $49 million, a 5 percent increase compared with $46 million in the same period last year. Excluding certain acquisition-related impacts discussed below, adjusted operating income was $58 million, the same as the second quarter of last year.

GAAP operating margin was 7.1 percent, up 40 basis points compared with 6.7 percent in the same period last year. Adjusted operating margin was 8.5 percent, up 20 basis points compared with 8.3 percent in the same period last year.

Adjusted EBITDA - Adjusted EBITDA was $86 million, the same as the second quarter of last year. Adjusted EBITDA excludes certain acquisition-related impacts discussed below.

Adjusted EBITDA margin was 12.5 percent, up 10 basis points compared with 12.4 percent in the same period last year.

Net Income - GAAP net income was $40 million, or $0.40 per diluted share, compared with $33 million, or $0.32 per diluted share, in the same period last year. Excluding certain acquisition-related impacts discussed below, adjusted net income was $46 million, or $0.46 per diluted share, compared with $42 million, or $0.41 per diluted share, in the same period last year.

Share Repurchase - Convergys repurchased 1.0 million shares in the second quarter at a cost of $22 million. At June 30, 2017, the remaining authorization to purchase outstanding shares was $99 million.

Quarterly Dividend - Convergys paid a $0.10 per share quarterly dividend in July to holders of record at the close of business on June 23, 2017. The Company scheduled the next dividend payment of $0.10 per share on October 6, 2017, to shareholders of record at the close of business on September 22, 2017.

Cash Flow - Operating cash flow was $90 million, compared with $80 million in the same period last year. Adjusted free cash flow was $72 million, compared with $58 million in the same period last year.

Net Debt - At June 30, 2017, cash and short term investments were $175 million, debt maturing in one year was $1 million, and long-term debt was $289 million. Net debt totaled $115 million at June 30, 2017, compared with $156 million at March 31, 2017, and $55 million at the end of the second quarter last year.

Acquisition-related Impacts - GAAP second-quarter 2017 results include acquisition-related impacts consisting of $7 million amortization expense for acquired intangible assets, $1 million depreciation expense related to the fair value write-up of acquired property and equipment, and $1 million integration expenses. Prior year second-quarter 2016 GAAP results included $7 million amortization expense for acquired intangible assets, and $2 million depreciation expense related to the fair value write-up of acquired property and equipment, $1 million integration costs, and $1 million expense related to the buw transaction.

Reconciliation tables of GAAP to non-GAAP results are attached.

2017 Business Outlook

Updated Convergys expectations for the full year now include:

•	Constant currency revenue change of negative 4 percent to negative 2 percent, revised from prior guidance of negative 3 percent to positive 1 percent;

•	Adjusted EBITDA margin to approximate 12.6 percent, increased from prior guidance to approximate 12.5 percent;

•	Adjusted effective tax rate to approximate 20 percent, unchanged from prior guidance;

•	Diluted shares outstanding to approximate 100.5 million reflecting shares repurchased through the second quarter, reduced from prior guidance to approximate 102.5 million;

•	Adjusted EPS growth of positive 1 percent to positive 3 percent, improved from prior guidance of negative 3 percent to positive 3 percent;

•	Adjusted free cash flow to approximate adjusted net income, unchanged from prior guidance.

The Company also now expects third-quarter results to be approximately the same as second-quarter results with sequential improvements in the fourth quarter.

This guidance does not include severance charges in the first quarter related to discrete actions to streamline the business, acquisition-related impacts such as integration costs, transaction costs, intangible amortization and depreciation related to the fair value write-up of acquired property and equipment, as well as impacts from future currency movements, non-cash pension settlement charges, or any future share repurchase activities. Adjusted effective tax rate reflects the Company’s expectations for the effective tax rate, excluding the tax impact of items discussed above, tax expense associated with cash repatriation and significant discrete tax adjustments.
The Company believes quantitative reconciliations of the outlook to GAAP measures cannot be provided without unreasonable efforts due to the forward-looking nature of the acquisition-related adjustments and future currency movements, and their inherent variability; therefore, the Company does not present guidance on a GAAP basis. For the same reason, Convergys is unable to address the probable significance of the unavailable information, which may have a material impact on the Company’s GAAP results.

Forward-Looking Statements Disclosure and "Safe Harbor" Note

This news release contains statements, estimates, or projections that constitute "forward-looking statements" as defined under U.S. federal securities laws. Forward looking statements may be identified by words such as "will," "expect," "estimate," "think," "forecast," "guidance,” "outlook," "plan," "lead," "project" or other comparable terminology. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations or projections. These risks include, but are not limited to: (i) the loss of a significant client or significant business from a client; (ii) the future financial performance or outsourcing trends of our largest clients and the major industries that we serve; (iii) contractual provisions that may limit our profitability or enable our clients to reduce or terminate services; (iv) our failure to successfully acquire and integrate businesses, including buw; (v) our inability to protect proprietary or personally identifiable data against unauthorized access or unintended release; (vi) the effects of complying with jurisdiction-specific data privacy requirements, including increased expenses, operational and contractual changes, and diversion of resources; (vii) our inability to maintain and upgrade our technology and network equipment in a timely and cost effective manner; (viii) business and political risks related to our global operations, including ongoing political developments in the Philippines, uncertainty regarding the impact of Britain’s vote to leave the European Union (Brexit) or other similar actions by European Union member states, and economic weakness and operational disruption as a result of natural events, political unrest, war, terrorist attacks or other civil disruption; (ix) the effects of foreign currency exchange rate fluctuations; (x) the failure to meet expectations regarding our future tax liabilities, changes in tax laws or regulations that increase our future tax liabilities or the unfavorable resolution of tax contingencies; (xi) adverse effects of regulatory requirements or changes thereto, investigative and legal actions, and other commitments and contingencies; (xii) costs associated with conversions of our convertible debentures that may occur from time to time; and (xiii) those factors contained in our periodic reports filed with the SEC, including in the "Risk Factors" section of our most recent Annual Report on Form 10-K. The forward-looking information in this document is given as of the date of the particular statement and we assume no duty to update this information. Our filings and other important information are also available on the investor relations page of our web site at www.convergys.com.

Non-GAAP Financial Measures

This news release contains non-GAAP financial measures as defined by the Securities and Exchange Commission Regulation G; pursuant to the requirements of this regulation, reconciliations of these non-GAAP measures to their comparable GAAP measures are included in the attached financial tables. To assess the underlying operational performance of the continuing operations of the business for the quarter and to have a basis to compare underlying operating results to prior and future periods, management uses operating income, net income, and diluted earnings per share metrics excluding certain non-operational or restructuring-related activities.

These items are relevant in evaluating the overall performance of the business. Limitations associated with the use of these non-GAAP measures include that these measures do not include all of the amounts associated with our results as determined in accordance with GAAP. Management compensates for these limitations by using the non-GAAP measures, operating income, net income , and diluted earnings per share, in each case excluding the items above, and constant currency revenue growth, as well as the GAAP measures, operating income, net income, diluted earnings per share and revenue growth, in its evaluation of performance.

The Company presents the non-GAAP financial measure constant currency revenue growth because management uses this measure to assess underlying revenue trends by providing revenue growth between periods on a consistent basis. Constant currency revenue growth is determined by using the comparable prior year period’s currency exchange rates to translate current period revenue from local currencies. The Company presents the non-GAAP financial measures EBITDA and adjusted EBITDA because management uses these measures to monitor and evaluate the performance of the business and believes the presentation of these measures will enhance investors' ability to analyze trends in the business and evaluate the Company's underlying performance relative to other companies in the industry.

Management uses the non-GAAP metrics free cash flow and adjusted free cash flow to assess the financial performance of the Company. Convergys' management believes that free cash flow and adjusted free cash flow are useful to investors because they present the operating cash flow of the Company, excluding the capital that is spent to continue and improve business operations, such as investment in the Company's existing business. Further, free cash flow and adjusted free cash flow provide an indication of the ongoing cash that is available for debt repayment, returning capital to shareholders and other opportunities. Management also believes the presentation of these measures enhances investors' ability to analyze trends in the business and evaluate the Company's underlying performance relative to other companies in the industry. Limitations associated with the use of free cash flow and adjusted free cash flow include that they do not represent the residual cash flow available for discretionary expenditures as they do not incorporate certain cash payments including payments made on capital lease obligations or cash payments for business acquisitions. Management compensates for these limitations by utilizing the non-GAAP measures, free cash flow and adjusted free cash flow, and the GAAP measure, cash flow from operating activities, in its evaluation of performance.

These non-GAAP measures should be considered supplemental in nature and should not be considered in isolation or be construed as being more important than comparable GAAP measures. The non-GAAP financial information that we provide may be different from that provided by our competitors or other companies.

Webcast Presentation

Convergys will hold its Second Quarter 2017 Financial Results webcast at 9:00 a.m., Eastern time, Wednesday, August 9. The webcast presentation will take place live and will then be available for replay at this link - 2Q17 Conference Call. This link will replay the webcast presentation through September 8. You may also access the webcast via the Convergys website, www.convergys.com. Click “Investors,” then “Releases, Events & Presentations.”

About Convergys

Convergys delivers consistent, quality customer experiences in 58 languages and from more than 150 locations around the globe. We partner with our clients to improve customer loyalty, reduce costs, and generate revenue through an extensive portfolio of capabilities, including customer care, analytics, tech support, collections, home agent, and end-to-end selling. We are committed to delighting our clients and their customers, delivering value to our shareholders, and creating opportunities for our talented, caring employees in 33 countries around the world.
Visit www.convergys.com to learn more about us.

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(Convergys and the Convergys logo are registered trademarks of Convergys Corporation).

Contacts

David Stein, Investor Relations
+1 513 723 7768 or investor@convergys.com

Krista Boyle, Public/Media Relations
+1 513 723 2061 or krista.boyle@convergys.com

CONVERGYS CORPORATION
Consolidated Statements of Income
(Unaudited)

	Three Months Ended			Six Months Ended
	June 30,		%	June 30,		%
(Amounts in millions except per share amounts)	2017	2016	Change	2017	2016	Change
Revenues:
Communications	$318.3	$348.4	(9)%	$649.7	$713.6	(9)%
Technology	139.5	153.9	(9)%	289.5	318.3	(9)%
Financial Services	60.3	51.1	18%	126.6	106.2	19%
Other	168.7	138.9	21%	348.6	276.3	26%
Total Revenues	$686.8	$692.3	(1)%	$1,414.4	$1,414.4	—%
Costs and Expenses:
Cost of providing services and products sold	426.7	435.1	(2)%	876.9	885.5	(1)%
Selling, general and administrative	174.1	169.5	3%	351.6	340.6	3%
Depreciation	27.1	31.2	(13)%	54.5	63.1	(14)%
Amortization	7.3	6.9	6%	14.5	13.8	5%
Restructuring charges	1.7	1.0	70%	16.7	2.5	NM
Transaction and integration costs	1.1	2.3	(52)%	2.6	2.3	13%
Total Costs and Expenses	638.0	646.0	(1)%	1,316.8	1,307.8	1%
Operating Income	48.8	46.3	5%	97.6	106.6	(8)%
Other income (expense), net	1.6	(0.8)	NM	2.9	(2.0)	NM
Interest expense	(4.3)	(4.5)	(4)%	(9.6)	(9.0)	7%
Income before Income Taxes	46.1	41.0	12%	90.9	95.6	(5)%
Income tax expense	6.3	7.8	(19)%	13.2	17.9	(26)%
Net Income	$39.8	$33.2	20%	$77.7	$77.7	—%

Basic Earnings per Common Share	$0.42	$0.35		$0.83	$0.81

Diluted Earnings per Common Share	$0.40	$0.32		$0.77	$0.75

Weighted Average Common Shares Outstanding:
Basic	93.7	96.2		94.0	96.4
Diluted	100.1	102.7		100.6	103.0

Market Price Per Share
High	$25.00	$28.54		$26.60	$28.54
Low	$20.60	$24.30		$20.15	$22.53
Close	$23.78	$25.00		$23.78	$25.00

CONVERGYS CORPORATION
Reconciliation of GAAP Revenue Growth to non-GAAP Constant Currency Revenue Growth
(In Millions Except Per Share Amounts)

	Three Months Ended June 30,
	2017	2016
Revenue	$686.8	$692.3
Revenue growth, as reported under U.S. GAAP	(0.8)%	(3.4)%
Foreign exchange impact (a)	1.0%	0.8%
Constant currency revenue growth (a non-GAAP measure)	0.2%	(2.6)%

CONVERGYS CORPORATION
Reconciliation of GAAP EPS to non-GAAP EPS
(In Millions Except Per Share Amounts)

	Three Months Ended June 30,		%
	2017	2016	Change
Operating Income as reported under U.S. GAAP	$48.8	$46.3	5%
Operating Margin	7.1%	6.7%
Depreciation of property & equipment write-up (b)	0.9	2.3
Amortization of acquired intangible assets (c)	7.3	6.9
Transaction related expenses (d)	—	1.2
Integration related expenses (e)	1.1	1.1
Total Charges	9.3	11.5
Adjusted Operating Income (a non-GAAP measure)	$58.1	$57.8	1%
Adjusted Operating Margin	8.5%	8.3%
Income before Income Tax as reported under U.S. GAAP	$46.1	$41.0	12%
Total operating charges from above	9.3	11.5
Adjusted Income before Income Taxes (a non-GAAP measure)	$55.4	$52.5	6%
Net Income as reported under U.S. GAAP	$39.8	$33.2	20%
Total operating charges from above	9.3	11.5
Income tax impact from total operating charges	(3.0)	(3.1)
Adjusted Net Income (a non-GAAP measure)	$46.1	$41.6	11%
Diluted EPS as reported under U.S. GAAP	$0.40	$0.32	25%
Net impact of total charges	0.06	0.09
Adjusted Diluted EPS (a non-GAAP measure)	$0.46	$0.41	12%

(a) Changes in currency exchange rates resulted in reduced revenues in the current quarter primarily due to the strengthening U.S. dollar relative to the British pound and euro.

(b) During the second quarter of 2017 and 2016, the Company recorded $0.9 and $2.3, respectively, of depreciation expense resulting from the fair value write-up of property and equipment acquired from Stream and buw.

(c) During the second quarter of 2017 and 2016, the Company recorded amortization expense of $7.3 and $6.9, respectively, related to acquired intangible assets.

(d) During the second quarter of 2016, the Company recorded $1.2 of expense associated with the acquisition of buw, related to fees paid for third-party consulting services.

(e) During the second quarter of 2017 and 2016, the Company recorded $1.1 of acquisition integration expenses, primarily related to third-party consulting services and severance.

Management uses constant currency revenue growth to assess underlying revenue trends by providing revenue growth between periods on a consistent basis. Constant currency revenue growth is determined by using the comparable prior year period's currency exchange rates to translate current period revenue from local currencies. Management uses operating income, net income and earnings per share excluding the above items to assess the underlying operational performance of the business for the year and to have a basis to compare underlying operating results to prior and future periods. These charges and credits are relevant in evaluating the overall performance of the business.

Limitations associated with the use of these non-GAAP measures include that these measures do not include all of the amounts associated with our results as determined in accordance with GAAP. Management compensates for these limitations by using the non-GAAP measures, constant currency revenue growth, operating income, net income and diluted earnings per share excluding the charges, and the GAAP measures, revenue growth, operating income, net income and diluted earnings per share, in its evaluation of performance.

CONVERGYS CORPORATION
Reconciliation of GAAP Revenue Growth to non-GAAP Constant Currency Revenue Growth
(In Millions Except Per Share Amounts)

	Six Months Ended June 30,
	2017	2016
Revenue	$1,414.4	$1,414.4
Revenue growth, as reported under U.S. GAAP	—%	(2.9)%
Foreign exchange impact (a)	1.0%	1.0%
Constant currency revenue growth (a non-GAAP measure)	1.0%	(1.9)%

CONVERGYS CORPORATION
Reconciliation of GAAP EPS to non-GAAP EPS
(In Millions Except Per Share Amounts)

	Six Months Ended June 30,		%
	2017	2016	Change
Operating Income as reported under U.S. GAAP	$97.6	$106.6	(8)%
Operating Margin	6.9%	7.5%
Depreciation of property & equipment write-up (b)	1.9	5.5
Amortization of acquired intangible assets (c)	14.5	13.8
Company-wide restructuring (d)	12.8	—
Transaction related expenses (e)	—	1.2
Integration related expenses (f)	2.6	1.1
Total Charges	31.8	21.6
Adjusted Operating Income (a non-GAAP measure)	$129.4	$128.2	1%
Adjusted Operating Margin	9.1%	9.1%
Income before Income Tax as reported under U.S. GAAP	$90.9	$95.6	(5)%
Total operating charges from above	31.8	21.6
Adjusted Income before Income Taxes (a non-GAAP measure)	$122.7	$117.2	5%
Net Income as reported under U.S. GAAP	$77.7	$77.7	—%
Total operating charges from above	31.8	21.6
Income tax impact from total operating charges	(11.3)	(6.1)
Adjusted Net Income (a non-GAAP measure)	$98.2	$93.2	5%
Diluted EPS from as reported under U.S. GAAP	$0.77	$0.75	3%
Net impact of total charges	0.21	0.16
Adjusted Diluted EPS (a non-GAAP measure)	$0.98	$0.91	8%

(a) Changes in currency exchange rates resulted in reduced revenues in the current year primarily due to the strengthening U.S. dollar relative to the British pound and euro.

(b) During the six months ended June 30, 2017 and 2016, the Company recorded $1.9 and $5.5, respectively, of depreciation expense resulting from the fair value write-up of property and equipment acquired from Stream and buw.

(c) During the six months ended June 30, 2017 and 2016, the Company recorded amortization expense of $14.5 and $13.8, respectively, related to acquired intangible assets.

(d) During the six months ended June 30, 2017, the Company recorded restructuring charges of $12.8, associated with a company-wide initiative to reduce headcount and better align the Company's resources, principally for corporate functions.

(e) During the six months ended June 30, 2016, the Company recorded $1.2 of expense associated with the acquisition of buw, related to fees paid for third-party consulting services.

(f) During the six months ended June 30, 2017 and 2016, the Company recorded $2.6 and $1.1, respectively, of integration expenses associated with Convergys' integration of the acquired Stream and buw operations. These expenses were primarily related to third-party consulting services and severance expense.

Management uses operating income, net income and earnings per share data excluding the items above to assess the underlying operational performance of the business for the year and to have a basis to compare underlying operating results to prior and future periods. These charges and credits are relevant in evaluating the overall performance of the business.

Limitations associated with the use of these non-GAAP measures include that these measures do not include all of the amounts associated with our results as determined in accordance with GAAP. Management compensates for these limitations by using the non-GAAP measures, operating income, net income and diluted earnings per share excluding the charges, and the GAAP measures, operating income, net income and diluted earnings per share, in its evaluation of performance.

CONVERGYS CORPORATION
Reconciliation of Net Income to Adjusted EBITDA

	Three Months Ended			Six Months Ended
	June 30,		%	June 30,		%
(In millions)	2017	2016	Change	2017	2016	Change
Net Income	$39.8	$33.2	20%	$77.7	$77.7	—%
Depreciation and Amortization	34.4	38.1	(10)%	69.0	76.9	(10)%
Interest expense	4.3	4.5	(4)%	9.6	9.0	7%
Income tax expense	6.3	7.8	(19)%	13.2	17.9	(26)%
EBITDA (a non-GAAP measure)	$84.8	$83.6	1%	$169.5	$181.5	(7)%
Company-wide restructuring	—	—	—%	12.8	—	100%
Transaction related expenses	—	1.2	(100)%	—	1.2	(100)%
Integration related expenses	1.1	1.1	—%	2.6	1.1	NM
Adjusted EBITDA (a non-GAAP measure)	$85.9	$85.9	—%	$184.9	$183.8	1%
EBITDA Margin	12.3%	12.1%		12.0%	12.8%
Adjusted EBITDA Margin	12.5%	12.4%		13.1%	13.0%

The Company presents the non-GAAP financial measures EBITDA and Adjusted EBITDA because management uses these measures to monitor and evaluate the performance of the business and believes the presentation of these measures enhances the investors' ability to analyze trends in the business and evaluate the Company's underlying performance relative to other companies in the industry.

These non-GAAP measures should not be considered in isolation or as a substitute for net income or other income statement data prepared in accordance with GAAP and our presentation of these measures may not be comparable to similarly-titled measures used by other companies. Management uses both these non-GAAP measures and the GAAP measure, net income, in evaluation of its underlying performance. These non-GAAP measures should be considered supplemental in nature and should not be considered in isolation or be construed as being more important than comparable GAAP measures.

CONVERGYS CORPORATION
Consolidated Balance Sheets

	(Unaudited)
	At June 30, 2017	At December 31, 2016
(In millions)
Assets
Cash and cash equivalents	$162.7	$138.8
Short-term investments	12.2	12.4
Receivables, net of allowances	547.2	555.0
Other current assets	98.1	78.6
Property and equipment, net	284.1	304.1
Other assets	1,300.9	1,282.9
Total Asset	$2,405.2	$2,371.8

Liabilities and Shareholders' Equity
Debt and capital lease obligations maturing within one year	$1.1	$1.8
Other current liabilities	329.0	345.8
Other liabilities	362.3	350.0
Long-term debt and capital lease obligations	288.8	297.0
Convertible debentures conversion feature	60.4	61.3
Shareholders' equity	1,363.6	1,315.9
Total Liabilities and Shareholders' Equity	$2,405.2	$2,371.8

CONVERGYS CORPORATION
Reconciliation of Cash Provided by Operating Activities to Free Cash Flow

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions)	2017	2016	2017	2016
Net cash provided by operating activities	$89.5	$79.7	$122.4	$156.3
Capital expenditures	(19.0)	(23.3)	(27.9)	(34.3)
Free Cash Flow (a non-GAAP measure)	$70.5	$56.4	$94.5	$122.0
Acquisition - cash paid for transaction and integration related expenses (a)	1.1	1.4	2.8	2.8
Adjusted Free Cash Flow (a non-GAAP measure)	$71.6	$57.8	$97.3	$124.8

(a) Payments associated with investment activity for acquisition related items.

Management uses free cash flow and adjusted free cash flow to assess the financial performance of the Company. Convergys' Management believes that free cash flow and adjusted free cash flow are useful to investors because they present the operating cash flow of the Company, excluding capital that is spent to continue and improve business operations, such as investment in the Company’s existing businesses. Further, free cash flow and adjusted free cash flow provide an indication of the ongoing cash that is available for debt repayment, returning capital to shareholders and other investment opportunities. Management also believes the presentation of these measures will enhance the investors' ability to analyze trends in the business and evaluate the Company's underlying performance relative to other companies in the industry.

Limitations associated with the use of free cash flow and adjusted free cash flow include that they do not represent the residual cash flow available for discretionary expenditures as they do not incorporate certain cash payments, including payments made on capital lease obligations or cash payments for business acquisitions. Management compensates for these limitations by using both the non-GAAP measures, free cash flow and adjusted free cash flow, and the GAAP measure, cash from operating activities, in its evaluation of performance. These non-GAAP measures should be considered supplemental in nature and should not be considered in isolation or be construed as being more important than comparable GAAP measures.

CONVERGYS CORPORATION
Summarized Statement of Cash Flow
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions)	2017	2016	2017	2016
Net cash provided by operating activities	$89.5	$79.7	$122.4	$156.3
Net cash used in investing activities	(18.3)	(23.3)	(27.2)	(35.1)
Net cash used in financing activities	(85.6)	(35.2)	(71.3)	(83.2)
Net (decrease) increase in cash	($14.4)	$21.2	$23.9	$38.0